                                    EXHIBIT 99.1

                                     SCHEDULE E

Schedule E shows, as of December 31, 1997, properties acquired by "Trudy Pat" programs in the three most recent years through foreclosure of defaulted loans or acceptance of a deed in lieu of foreclosure of defaulted loans. None of the programs have investment objectives similar to those of the Company.
Prospective investors should be aware that the results of these programs are not necessarily indicative of the potential results of the Company.

                                                Yosemite/Ahwahnee I           Yosemite/Ahwahnee II
1.   Name, location and type of property     660 acres located in Madera    990 acres located in Madera
                                             County, California.            County, California.
                                             Improvement consisted of 47    Improvements consisted of
                                             finished lots with roads       an 18-hole golf course with
                                             and utilities.(1)              clubhouse, pro shop,
                                                                            recreational vehicle area
                                                                            with roads and utilities.(1)

2.   Date of foreclosure                     September 19, 1995             September 19, 1995
3.   Balance of loan due including
     interest accrued through foreclosure
      date                                   $  7,954,629                   $  17,383,470
4.   Acquisition price(2)                    $  7,954,629                   $  17,383,470
5.   Foreclosure costs expensed              $  19,113.49                   $  38,226.99
6.   Foreclosure costs capitalized           None                           None
7.   Total acquisition costs(3)              $  19,113.49                   $  38,226.99


(1)  These parcels are adjacent to each other.
(2)  Same as balance of loan due plus accrued interest through foreclosure date.
(3)  Total of lines 5 and 6.

                                    EXHIBIT 99.1

                                                        Cypress Lakes

1.   Name, location and type of property         1,330 acres located in Contra Costa County,
                                                 California.  Planned for a golf course and
                                                 1,330 residential units

2.   Date of foreclosure                         July 14, 1995

3.   Balance of loan due including interest
     accrued through foreclosure date            $  18,183,404

4.   Acquisition price(2)                        $  18,183,404

5.   Foreclosure costs expensed                  $  31,783.18

6.   Foreclosure costs capitalized               None

7.   Total acquisition costs(3)                  $  31,783.18